Exhibit 99.1

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

Artemis International Media Contact:
Kerry Fedro
Lages & Associates
949/453-8080
kerry@lages.com

ARTEMIS INTERNATIONAL APPOINTS NEW PRESIDENT AND CEO

Newport Beach, Calif., January 23, 2004 – Artemis International Solutions Corporation (OTCBB: AMSI), today announced the appointment of Patrick Ternier as president and CEO of the company.  Ternier replaces Michael J. Rusert, who has resigned from his position as president, CEO and director of the company in order to pursue other interests.

Ternier has a strong entrepreneurial background and over 20 years of experience in the global software industry.  He most recently served the company as president of Artemis France and Germany and is recognized for bringing Artemis into a position of market leadership in those regions under his management.  In his new role, Ternier will leverage his breadth of experience to further the company’s position in the growing portfolio, project and resource management solution space.

“We have a worldwide customer base that is second to none,” said Ternier.  “It goes without saying that the quality of those relationships is a foundation of our business.  My focus, and that of the management team, is very much on execution and effectively driving forward new solutions that continue to solve customer problems.  I see this as an opportunity to further leverage the company’s global capabilities to achieve new successes.”

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About Artemis International Solutions Corporation

Artemis International Solutions Corporation (OTCBB: AMSI) is one of the world’s leading providers of enterprise portfolio and project management software and services.  Artemis has refined 30 years experience into a suite of industry optimized solutions that integrate application modules with packaged consulting services to provide an immediate response to today’s business needs. The solutions combine to establish an improved corporate governance framework encompassing top-down investment planning for corporate IT management, public sector program management, new product development and detailed project and program management. With a global network encompassing 43 countries, Artemis has helped thousands of companies worldwide to improve their business performance through better alignment of strategy and project implementation. For more information visit www.aisc.com

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This press release contains or may contain forward-looking statements such as statements regarding the Company’s growth and profitability, growth strategy, liquidity and access to public markets, operating expense reduction and trends in the industry in which the Company operates. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no obligation to update these forward-looking statements to reflect actual results, changes in risks, uncertainties or assumptions underlying or affecting such statements or for prospective events that may have a retroactive effect.

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